Exhibit 99.1

                 Pope Resources Announces Timberland Acquisition

    POULSBO, Wash.--(BUSINESS WIRE)--Dec. 23, 2003--Pope Resources (Nasdaq:POPEZ) announced today that it has entered into a definitive purchase and sale agreement with Plum Creek Timber Company, Inc. to acquire 3,300 acres of timberland in southwest Washington for $8.5 million. The property being acquired is interspersed among acreage that Pope Resources acquired from Plum Creek in March 2001. This property was not part of that earlier transaction because Plum Creek was in the midst of acquiring it from the Washington State Department of Natural Resources. This new transaction is expected to close in January 2004.
    "Pope Resources will incur no additional debt to acquire the property, but will instead utilize existing cash balances to fund the purchase," stated David L. Nunes, President and CEO. "The price per acre for this acquisition parcel is strongly influenced by the proportion of its growing stock that is mature, harvestable timber. As such, we expect annual harvest volumes to increase by 25% for each of the years 2004 and 2005.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 220,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.


    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax 360-697-1156